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                                                                    EXHIBIT 16.1

                       FLAVIN, JACKSON, ZIRILLI & BOUVIER


                                330 FIFTH AVENUE
                           INDIALANTIC, FLORIDA 32903



March 27, 2001

Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth St. NW
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Summit Brokerage Services, Inc. Under the date of February 17, 1999, we reported on the financial statements of Summit Brokerage Services, Inc. as of and for the period ended December 31, 1998. On January 13, 2000 our appointment as principal accountants was terminated. We have read the statements included in the Annual report of Summit Brokerage Services, Inc. on Form 10-KSB for the fiscal year ended December 31, 2000, and we agree with such statements.

In addition, we confirm that, during the past two fiscal years and through the date of this letter, none of our reports on the financial statements of Summit Brokerage Services, Inc. have contained an adverse opinion or a disclaimer of opinion, nor were any such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

Very truly yours,




/S/Flavin, Jackson, Zirilli & Bouvier
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Flavin, Jackson, Zirilli & Bouvier